EXHIBIT 10.13


                    THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
                                       OF
                                LEO ROSENBERGER

     THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made as of this First day of February, 2000 by and between GARGOYLES, INC., a Washington corporation (the "Company"), and LEO ROSENBERGER ("Employee").

                                    RECITALS

      A. The Company and Employee are parties to that certain Employment Agreement dated as of February 1, 1998, which was amended by those certain Amendments to Employment Agreement dated March 31, and June 1, 1999 (the "Employment Agreement"); and

      B. The Company and Employee desire to further amend the Employment Agreement in accordance with the terms hereof.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1.    TERM.   The  Term  of Employment set forth  in  Section  3  of  the
Employment Agreement shall continue until the earlier of (i) the date upon which Employee ceases to be the Chief Executive Officer of the Company, or (ii) January 31, 2001; each of the dates described in (i) and (ii) being referred to in the Employment Agreement as the "Expiration Date."

      2. BASE SALARY. Employee's Base Salary set forth in Section 4 of the Employment Agreement is hereby amended, and effective as of the date of this Amendment, Employee's annual Base Salary shall be Two Hundred Ninety-Five Thousand Dollars ($295,000).

      3. DEFINITION OF CHANGE IN CONTROL. For purposes of this Amendment, a Change in Control shall mean the earliest date upon which one of the following occurs: (i) the sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a proceeding involving a foreclosure and liquidation of the assets, (ii) the sale or other transfer of voting securities representing a majority of the votes entitled to be cast for the election of directors of the Company, (iii) the sale or other transfer of a majority of the value of the equity of the Company, or (iv) a merger, consolidation, reorganization or other similar transaction involving the Company.

      4. BONUS UPON A CHANGE IN CONTROL. Upon the occurrence of a Change in Control which occurs on or before January 31, 2000, Employee shall have earned a bonus of Two Hundred Ninety-Five Thousand Dollars ($295,000), payable upon the date of the occurrence of the Change in Control.

      5. SEVERANCE. If prior to January 31, 2001, Employee's employment with the Company is terminated for any reason other than for cause or due to the death or voluntary resignation of Employee, the Company shall pay Employee severance in the amount of Two Hundred Ninety-Five Thousand Dollars ($295,000), payable on the date of termination of Employee's employment with the Company. If Employee has received the consideration set forth in Section 4 hereof due to a Change in Control, then no severance shall be due and payable to Employee under this Section 5.

      6. NO OTHER AMENDMENTS. The terms and provisions of the Employment Agreement are hereby ratified and confirmed and remain in full force and effect except as amended by this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date first above written.


GARGOYLES, INC.

/s/ Paul S. Shipman

By
    --------------------------------------------
    Paul S. Shipman, Member of the Board
    of Directors of Gargoyles, Inc. and Chair of the Compensation Committee of the Board


/s/  Leo Rosenberger
--------------------
LEO ROSENBERGER